UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 7, 2005

Cleveland-Cliffs Inc
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1100 Superior Avenue, Cleveland, Ohio		44114-2589
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01. Other Events.

Cleveland-Cliffs Inc published a news release on April 7, 2005 as follows:

Cleveland-Cliffs Comments on Pellet Price

CLEVELAND, OH - April 7, 2005 --Cleveland-Cliffs Inc (NYSE: CLF) today commented on the recent iron ore price settlement by Eastern Canadian producers. Per published reports, the 2005 price for Eastern Canadian blast furnace pellets has increased approximately 86 percent. Companhia Vale do Rio Doce (CVRD) also recently negotiated an increase of approximately 86 percent for the price of its seaborne blast furnace pellets. The negotiated international price for blast furnace pellets is one of several price adjustment factors included in Cliffs’ term sales contracts.

The estimated effect of the increase in international pellet pricing will result in an increase of $7.74 per ton in Cliffs’ sales revenues relative to the average 2004 revenue realization of $44.19 per ton. Additionally, Cliffs will realize an increase of $1.59 per ton representing a combination of known contractual base price increases, lag year adjustments, and capped pricing on one contract.

Still unknown is the impact from additional price adjustment factors, namely changes in the producer price indices (PPI) and average hot rolled coil price realizations for 2005. As previously disclosed, each one percent increase in the PPI—All Commodities index will result in an $0.18 per ton increase in sales pricing; and, each $10 per ton increase above a $470 per ton average hot rolled price realization by customers represented in a number of Cliffs’ contracts will result in a $0.27 per ton increase in sales pricing.

As in the past, the Company’s first quarter results will reflect seasonally lower than average sales levels due to shipping constraints. First quarter revenues will also include approximately 0.9 million tons sold in 2005 at 2004 pricing. First quarter sales are expected to be approximately 4.0 million tons, or 17% of estimated annual sales of 24 million tons.

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. The Company operates six iron ore mines located in Michigan, Minnesota and Eastern Canada.

* * * *
References in this news release to "Cleveland-Cliffs" and "Company" include subsidiaries and affiliates as appropriate in the context.

This news release contains predictive statements that are intended to be "forward-looking" within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of factors, such as: changes in demand for iron ore pellets by North American integrated steel producers, or changes in Asian iron ore demand, due to changes in steel utilization rates, operational factors, electric furnace production or imports of semi-finished steel or pig iron; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability of planned capacity expansions to achieve expected additional production; increases in the cost or length of time required to complete the expansions; failure to receive required environmental permits for or otherwise implement planned capital expansions; problems with productivity, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, and employee benefit costs; and the effect of these various risks on the Company’s future cash flows, debt levels, liquidity and financial position.

Reference is made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report for 2004, Reports on Form 10-K and Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

News releases and other information on the Company are available on the Internet at http://www.cleveland-cliffs.com .

SOURCE: Cleveland-Cliffs Inc

CONTACT: Media: 1-216-694-4870
Financial Community: 1-800-214-0739, or 1-216-694-5459

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cleveland-Cliffs Inc

April 7, 2005	By:	George W. Hawk, Jr.

Name: George W. Hawk, Jr.
Title: General Counsel and Secretary